MAY 4th, 2012

GOLD AND GEMSTONE MINING INC.

And

RIDGEBACK MINING (SIERRA LEONE) LIMITED

_________________________

COLLABORATION AGREEMENT

for the development of a Joint Venture Company in Sierra Leone
_________________________

COLLABORATION AGREEMENT

This Agreement is made on the 4th day of May in the Year of our Lord Two Thousand and Twelve between

PARTIES

(1)	GOLD AND GEMSTONE MINING INC. whose registered office is at 2144 Whitekirk Way, Draper, Utah, 84020, USA (hereinafter referred to as “GGSM”);

(2)

RIDGEBACK MINING SIERRA LEONE LIMITED (incorporated in Sierra Leone with registration number 3448/2010) whose registered office is at 28J Fudia Terrace, Off Spur Loop, Freetown, Sierra Leone (hereinafter referred to as “RMSL”).

Whereas

(A)

RMSL has indicated that it is the legitimate owner and developer of diamond and gold mining concessions in Sierra Leone obtained in accordance with the laws currently in force in the Republic of Sierra Leone. Each mining concession owned by RMSL constitutes a separate mining project to be included in this agreement as detailed in schedule A attached (the “Concessions”), AND;

(B)

GGSM is a publicly listed company with experienced executives and financial resources and wishes to commit to develop the Concessions held by RMSL by entering into in a Joint Venture collaboration with RMSL on the terms and conditions hereinafter set out forthwith, AND;

(C)

The parties have mutually agreed that the collaboration should be through a proposed Joint Venture Company (the “JV Company”) to be formed at a later date on the terms and conditions hereinafter set out forthwith.

OPERATIVE PROVISIONS

1.	Interpretation

1.1	In this Agreement unless the context otherwise requires:-

(a)	Agreement means this Collaborative agreement, including the Schedules contained herein
(b)	Acquisition means the acquisition of 50% of the shares in any corporate entity whether by subscription for new shares or purchase of existing shares
(c)

References to “Equity Investment” are references to the proposed investment from GGSM or such 3rd party investor which might be an affiliate or subsidiary of GGSM that GGSM brings to the JV Company per Concession on the terms described in Clause 2 hereof; for the purpose of this document the term Equity Investment is used but this investment may also be as debt or such other instrument as is available and acceptable to both parties to this agreement.

(d)	references to “Ordinary Shares” are references to the ordinary shares in the capital of the JV Company from time to time;
(e)	references to “Concession Companies” are references to each of the companies set up for each of the concessions that are currently 100% owned by RMSL.

1.2	The Clause headings in this Agreement are for convenience only and are of no legal effect unless the context indicates a contrary intention.

2.	Collaboration Agreement

2.1

In consideration of the profit sharing agreement described herein the parties agree to establish the JV Company in such jurisdiction as may be agreed in good faith between the parties, having taken into consideration appropriate professional advice on taxation and other business matters.

2.2	The JV Company shall be structured as follows:

2.2.1 50% of the Ordinary Shares of the JV Company to be issued to the principal shareholder(s) of RMSL and 50% to GGSM;
2.2.2 the parties shall nominate an equal number of directors to sit on the board of the JV Company;

2.2.3 RMSL shall transfer full title and rights to the Concessions to the JV Company as soon as practical after establishment of the JV Company, and produce to GGSM appropriate governmental evidence of such transfer of full legal title;

2.3

Within 12 months of the receipt of satisfactory evidence of such transfer in clause 2.2.3 above, GGSM shall make the Equity Investment as disclosed in Schedule A, per Concession, into the bank account of the JV Company. If GGSM does not make any such Equity Investment for any of the Concessions, then such Concessions shall be transferred out of the JV Company and returned to RMSL. GGSM undertakes to fund the JV Company as operations require and any such funding shall be counted towards GGMS’s Equity Investment obligations.

2.4

The principal of RMSL, Tom Issic Tucker, shall devote a significant/sufficient amount of his time to the JV Company and development of the Concession(s) in order to achieve a profitable venture. As consideration for his services Tom Issic Tucker shall be appointed to the Board of directors of GGSM and be issued 10% of the issued and outstanding capital of the GGSM upon the execution of this Agreement;

2.5

The key management of RMSL will enter into executive employment agreements with RMSL/the JV Company guaranteeing that they will remain as senior management for a minimum of three years and will contribute to the development of the JV Company and the Concessions provided that they are deemed competent to serve in the offices which they currently hold;

2.6	The investment by GGSM in RMSL shall be by progressive allotment to be determined in the Shareholders’ and Subscription agreements to be executed

2.7	GGSM shall have the right to approve all budgetary plans for RMSL and the JV Company in advance of each budget period; and

2.8

GGSM shall have responsibility for and control of the accounting and auditing of the JV Company, and shall define the cost control measures and associated profit distribution parameters on an ongoing basis.

3.	Obligations and Warranties of RMSL

3.1

RMSL warrants that it is duly registered as a company and a business entity in Sierra Leone, that it is up to date with its taxes, registered with the National Social Security and Insurance Trust (NASSIT), the labour regime and in good standing under the Companies Act (No.5) of 2009, Mine and Mineral Act 2009 and all relevant laws currently applicable in the Republic of Sierra Leone and is the sole and valid legal owner of the Concessions identified in Schedule A.

3.2	RMSL and its representatives will make endeavours to update, upgrade, extend and develop the RMSL concessions as and when necessary to ensure that the above assertions are current and valid.

3.3

RMSL and its representatives will provide GGSM with: (i) such information (including copies of documents) as GGSM may reasonably request, (ii) access to the books, records, facilities and personnel of RMSL in relation to the Concession as GGSM may reasonably request and cooperate with any/all due diligence requests from the GGSM.

4.	Obligations and Warranties of GGSM

4.1

GGSM warrants that it is a duly registered corporate entity and in good standing under the laws of the state of Nevada, USA and that its shares are listed on the Over The Counter Bulletin Board in the USA.

4.2

GGSM will support RMSL and its representatives in its endeavours in updating, upgrading, extending and developing the Concessions in the JV Company and will where possible and necessary share the cost of maintaining the validity of the claims at a proportion to be determined by the parties.

4.3

GGSM agrees, in consideration of RMSL committing to the JV Company, to issue to Mr Tom Issic Tucker common shares in GGSM representing 10% of the issued and outstanding shares upon the execution of this Agreement.

5.	Distribution of Profits

5.1	In the event there are repayment terms on the Equity Investment these repayments will take priority over any distribution of profits to GGSM and RMSL.

5.2

Profits of the JV Company from the collaboration hereunder in respect of the Concessions described in Schedule A shall be distributed on an annual (or more frequent by agreement) basis to the parties via dividends on a 50/50 basis, once reserves for business development have been agreed upon.

5.3	All income from the collaboration hereunder shall be deposited in the bank account of the JV Company, with the controls over such bank account to be retained by GGSM.

6.	Disputes over Calculations

6.1

In the event of any dispute between the parties over the accounting for the JV Company, the same shall be referred to the independent accountants chosen by the parties jointly in good faith for such settlement who shall be entitled to make such further or other adjustments as may in the circumstances appear to them to be appropriate and whose decision shall be regarded as a decision of an expert and not of an arbitrator and shall accordingly be final and binding upon the parties hereto. In the event that the parties cannot agree on a firm of independent accountants within 14 days of notification of a dispute, the PCAOB Auditor of GGSM will refer the matter to an independent firm of accountants.

7.	Confidentiality and Access to Information

7.1

Each party acknowledges that each will be providing to the other information that is non- public, confidential, and proprietary in nature. Each party (and their respective affiliates, representative, agents and employees) will keep such information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for operation of the business of the JV Company. This clause will not apply to information that: (i) becomes generally available to the public absent any breach of this clause; (ii) was available on a non-confidential basis to a party prior to its disclosure pursuant to this agreement; or (iii) becomes available on a non- confidential basis from a third party who is not bound to keep such information confidential.

7.2

Each party hereto agrees that it will not make any public disclosure of the existence of this agreement or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, or the listing requirements of the Over The Counter Bulletin Board in the case of GGSM, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

7.3

Each of the parties and their representatives will provide one another with: (i) such information (including copies of documents) as either party may reasonably request, and (ii) access to the books, records, facilities and personnel of the parties as either party may reasonably request. The parties will at all times permit one another and their representatives to review the business, assets and operations of the JV Company.

8.	Costs

Each party will bear its respective costs incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

9.	Term

Unless earlier terminated by default or by agreement of all parties or as a result of one Party acquiring the whole of the other party's interest in the JV Company, the Joint Venture and this Agreement shall remain in full force and effect for so long as any part of the Concessions is held or conducted in accordance with this Agreement, but such period not to exceed 99 years.

10.	Termination

10.1

Either party may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the other upon any of the following events: 10.1.1 if the other commits any irremediable breach of its obligations hereunder (including but not limited to a failure to pay any required amounts); 10.1.2 if the other commits any other breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within thirty (30) days of the date of service of a notice specifying the breach in question and requiring it to be remedied; 10.1.3 if the other is unable to pay its debts as and when they fall due or enters into any arrangement with its creditors or if an administrator, administrative or other receiver, is appointed in respect of any of its assets or any application is made for the appointment of such officer or if the other is wound up or goes into liquidation.

11.	Assignment

Neither party shall assign the benefit or obligations of this Agreement without the written consent of the other.

12.	Notices

12.1

Any notice to be given hereunder shall be in writing and shall be validly given if delivered by hand or sent by first class post to the party concerned at the address of such party above mentioned or such other address for service as such party shall have previously notified in writing.

12.2

In the case of delivery by hand the notice shall be deemed duly given on such delivery and in the case of notice sent by post as aforesaid the notice shall be deemed to have arrived on the second business day following the day on which it was posted.

13.	Miscellaneous Provisions

13.1	No variations of this Agreement shall be effective unless made in writing signed by or on behalf of the parties and expressed to be such a variation.

13.2	This Agreement may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this Agreement.

13.3

No waiver by either party to this Agreement of any of the requirements of this Agreement or of any of their respective rights under this Agreement shall have effect unless given in writing signed by the other party to this Agreement. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

13.4	Time shall be of the essence in relation to all dates in this Agreement save as extended by mutual agreement between the parties.

14.	Law

This Agreement shall be governed by and construed in accordance with United States Law in the State of Nevada and the parties hereby submit to the exclusive jurisdiction of the American courts.

This part of the page is intentionally left blank; the signature page follows.

IN WITNESS whereof this Agreement has been entered into as a deed the day and year first before written.

EXECUTED and DELIVERED
as a deed for and on behalf of

GOLD AND GEMSTONE MINING INCORPORATED

acting by: Charmaine King

/s/ Charmaine King      CEO

THE COMMON SEAL OF THE WITHIN NAMED RIDGEBACK MINING SIERRA LEONE LIMITED IS HEREUNTO AFFIXED IN THE PRESENCE OF

/s/ Tom Issic Tucker
……………………………………	………………………………………
TOM ISSIC TUCKER	………………………….
DIRECTOR	COMPANY SECRETARY

SCHEDULE A - CONCESSIONS

Brief Description of Concession	Equity Investment (USD)	Date Of Investment
Nimiyama Sewafe Chiefdom – 50 Acres situated on the banks of the Sewa River	$1,500,000	On or before the twelve month anniversary of this agreement.
Nimikoro Chiefdom – 25 Acres of diamond and gold bearing land in the Nimikoro Chiefdom	$1,500,000	On or before the twelve month anniversary of this agreement.
Sandoh Chiefdom – 30 Acres of diamond and gold bearing land in the Sandor Chiefdom with an additional 50 acres available upon commencing mining	$1,500,000	On or before the twelve month anniversary of this agreement.

EXECUTED and DELIVERED
as a deed for and on behalf of
GOLD AND GEMSTONE MINING INCORPORATED

Signed by: Charmaine King

 /s/ Charmaine King   CEO

EXECUTED and DELIVERED
as a deed for and on behalf of
RIDGEBACK MINING SIERRA LEONE, LIMITED

Signed by: Tom Issic Tucker

/s/ Tom Issic Tucker       Director